IMUNON

Stacy R. Lindborg
President and CEO

October 1, 2024

Susan Eylward, J.D.
126 North Ridge Street
Rye Brook, NY 10573
eylwards@hotmail.com

Dear Susan,

On behalf of Imunon, Inc's Board of Directors I am pleased to extend to you an offer of employment as our General Counsel and Corporate Secretary, a Section 16 Officer role. In this capacity you will be a member of Imunon's senior executive team and will report directly to me.

The particulars of your compensation and other conditions of employment will based on the following terms:

- We offer you a salary of $13,077 every two weeks, which is $340,000 on an annualized basis. Your base salary will be subject to review by the Compensation Committee in the first quarter of 2025 and annually when the Committee meets in the first quarter of each year, thereafter.

- You will be eligible for an annual performance bonus, targeted at 30%, contingent upon meeting Company and/or individual objectives as set by me and the Board of Directors. For 2024, your bonus payment will be pro-rated for your actual start date.

- You will be granted an inducement option to purchase 50,000 shares of Imunon common stock. Your Option Grant will vest in equal fourths over four years with the first quarter vesting on the first anniversary of the grant. Options will be exercisable at the closing price of our stock on the day of Board approval.

- In the event of an involuntary termination of your employment for reason other than for Cause or termination by you for Good Reason outside of the change in control period described below, the Company will provide you with a monthly salary continuation for nine (9) months and health insurance premium payments for up to nine (9) months. The foregoing benefits will not be accessible until after the first year of employment has been reached. After year 1, 3 months of salary and health insurance benefits will be available with 6 months after year 2 and 9 months after year 3 and beyond. In the event of an involuntary termination of your employment for reason other than for Cause or termination by you for Good Reason within the period starting four (4) months prior to a change in control event and ending on the one (1) year anniversary of such change in control event, the Company will provide you with a monthly salary continuation for twelve (12) months and health insurance premium payments for up to twelve (12) months. In each of the above cases, the health benefits will cease if you find new employment before the end of the specified period and salary continuation will be subject to your execution of a General Release.

You will be eligible for a benefits package including medical, dental, life insurance, short and long-term disability, and participation in our 401(k) Plan. The Plan includes a Company contribution of Imunon, Inc stock, in kind, for 50% of the first 6% contribution made by you, with certain government limitations. The Company will provide you with the opportunity to join our employee medical and

dental insurance programs. Medical, dental and life insurance coverage will be effective on the first day of the month following your employment date. Your annual vacation allowance is five (5) weeks per year, accrued per pay period. Your vacation allowance for 2024 will be at a pro rata percentage of a full year calculated from your first day of employment. Details of the entire benefits package are available at your convenience.

This offer is contingent on: (i) satisfactory discussions with your references; (ii) a satisfactory pre-employment physical release from your physician and passing a customary drug screen; and (iii) termination of any current consulting or employment engagements and your agreement not to engage in consulting or other employment while an employee of Imunon.

Your start date will be October 7. On your first day of employment, please be prepared to provide documentation for the purpose of completing the I-9 Form which authorizes your employment in the United States.

Please also sign and return a copy of this letter to me by mail, to indicate your acceptance of this position.

If you have any questions about the contents of this letter or your potential employment with Imunon, Inc, please contact me at (781) 970-4190.

On behalf of the Board of Directors, our Executive Management and Employees of Imunon, I sincerely welcome you and wish to express our excitement with your new role with Imunon, Inc.

Sincerely,

Stacy R. Lindborg, Ph.D.
President, CEO and Member of the Board

ACCEPTED:

Signed by: Susan Eylward
Susan Eylward, J.D.

10/2/2024
Date

Cc: Fred Fritz, Comp Committee Chair, Michael Tardugno, Executive Chairman

DocuSigned by: Stacy Lindborg
F9BD6E9C3F654C8...
Stacy Lindborg

10/2/2024